UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 11, 2006

UGI Utilities, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-1398	23-1174060
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Kachel Boulevard, Suite 400, Green Hills Corporate Center, Reading, Pennsylvania		19607
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 796-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 11, 2006, UGI Utilities, Inc. (the "Company") entered into an unsecured, revolving Credit Agreement (the "Credit Agreement") among the Company, as borrower, Citibank, N.A., as agent, Wachovia Bank, National Association, as syndication agent, and Citizens Bank of Pennsylvania, Credit Suisse, Cayman Islands Branch, Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A., Mellon Bank, N.A., PNC Bank, National Association, and the other financial institutions from time to time parties thereto (collectively, the "Lenders").

Under and subject to the terms and conditions of the Credit Agreement, the Lenders have committed to provide loans to the Company in an aggregate amount of $350 million and upon the request of the Company may increase the amount of loans to a maximum aggregate amount of $450 million. The Company may use the proceeds of loans made under the Credit Agreement for general corporate purposes, including for its subsidiaries. Concurrently with entering into the Credit Agreement, the Company borrowed approximately $87 million under the Credit Agreement to repay and terminate existing revolving credit agreements that had provided for up to $110 million of borrowings by the Company.

At the Company’s election from time to time, its borrowings under the Credit Agreement will bear interest at a rate equal to (i) the Eurodollar Rate plus the applicable margin and fees due under the Credit Agreement ("eurodollar rate advances") or (ii) the higher of the Federal Funds Rate plus 0.50% or the base rate of interest publicly announced by Citibank in New York, N.Y., in each case plus the applicable fees due under the Credit Agreement. The margin on eurodollar rate advances and fees due under the Credit Agreement will be based on the credit ratings assigned to certain indebtedness of the Company.

The Company may also solicit bids from the Lenders for a competitive bid borrowing by submitting a notice to the agent setting forth, among other things, the aggregate amount of such proposed competitive bid borrowing and, depending on the type of borrowing requested, either the applicable interest period or maturity date. Within a specified time frame, any Lender may elect to submit a bid to participate in such competitive bid borrowing upon terms set forth in its bid. Before any bids are accepted, the Company may elect to cancel the competitive bid borrowing. The aggregate amount of advances outstanding at any time (including competitive bid advances) shall not exceed the amount of the Lenders’ commitments.

The Credit Agreement has a termination date of August 10, 2007. The termination date may be extended to August 11, 2011 if, on or before August 3, 2007, the Company satisfies certain requirements relating to approval of the Credit Agreement by the Pennsylvania Public Utility Commission.

The Company may voluntarily prepay its borrowings under the Credit Agreement, in whole or in part, without any premium or penalty.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants for agreements of this type, including, among others, covenants regarding the maintenance of a financial ratio, covenants relating to financial reporting, compliance with laws, payment of taxes, preservation of existence, books and records, maintenance of properties and insurance, limitations on liens, restrictions on mergers and restrictions on sales of all or substantially all of the Company’s assets, and limitations on changes in the nature of the Company’s business.

The Credit Agreement provides for customary events of default, including, among other things, the event of nonpayment of principal, interest, fees or other amounts, a representation or warranty proving to have been incorrect when made, failure to perform or observe covenants within a specified period of time, a cross-default to other Company indebtedness of a specified amount, the bankruptcy or insolvency of the Company, monetary judgment defaults of a specified amount, a change of control of the Company, and ERISA defaults resulting in liability of a specified amount. In the event of a default by the Company, the requisite number of Lenders (or the agent at their request) may declare all amounts owed under the Credit Agreement immediately due and payable and terminate the Lenders’ commitments to make loans under the Credit Agreement. For defaults related to insolvency and receivership, the commitments of the Lenders will be automatically terminated and all outstanding loans and other amounts will become immediately due and payable. Under the terms of the Credit Agreement, a 2% interest penalty may apply to any outstanding amount not paid when due or that remains outstanding while an event of default exists.

A copy of the Credit Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The summary of the terms of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Credit Agreement, dated as of August 11, 2006, among UGI Utilities, Inc., as borrower, and Citibank, N.A., as agent, Wachovia Bank, National Association, as syndication agent, and Citizens Bank of Pennsylvania, Credit Suisse, Cayman Islands Branch, Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A., Mellon Bank, N.A., PNC Bank, National Association, and the other financial institutions from time to time parties thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Utilities, Inc.

August 17, 2006	By:	Robert W. Krick

Name: Robert W. Krick
Title: Assistant Treasurer

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Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement, dated as of August 11, 2006, among UGI Utilities, Inc., as borrower, and Citibank, N.A., as agent, Wachovia Bank, National Association, as syndication agent, and Citizens Bank of Pennsylvania, Credit Suisse, Cayman Islands Branch, Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A., Mellon Bank, N.A., PNC Bank, National Association, and the other financial institutions from time to time parties thereto.